Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made and entered into as of January 3, 2018, by and among Monster Digital, Inc., a Delaware corporation (“Monster”), Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in that Agreement and Plan of Merger and Reorganization dated July 3, 2017 by and among Monster, Merger Sub and Innovate (the “Agreement”).

RECITALS

A.       Further to the Agreement, Monster and Innovate intend to effect a merger of Merger Sub with and into Innovate (the “Merger”) in accordance with the Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Innovate will become a wholly-owned subsidiary of Monster.

B..       Each of the Board of Directors of Monster, Merger Sub and Innovate, and each of their respective stockholders, voted to approve the Merger.

C. The parties desire to effect this Amendment to agree that the Closing Date shall be on or before January 26, 2018, waive certain conditions to the Closing, and modify certain other provisions of the Agreement as set forth herein.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

1. The Closing Date is hereby defined to mean a date on or before January 26, 2018.

2. Section 5.9(c) is hereby amended to read in full as follows:

“(c) Monster shall purchase a $5.0 million “tail” insurance policy (with a $5.0 million A-side) with an effective date as of the Closing Date, which shall remain effective for six (6) years following the Closing Date, containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties.”

3. Sections 5.12 and 6.4 and 9.1(b) are hereby deleted.

4. Section 8.7 is hereby amended to read in full as follows:

“ Net Cash Calculation. Monster and Innovate have agreed in writing upon the Net Cash Calculation, or the Accounting Firm has delivered its determination with respect to the Net Cash Calculation, in each case pursuant to Section 1.6 and the Net Cash is greater than or equal to negative Five Hundred Thousand Dollars (-$500,000).”

5. Section 9.3(b) is hereby amended to read in full as follows:

“(i) If (A) this Agreement is terminated by Innovate pursuant to Section 9.1(e), (B) at any time before the date of termination an Acquisition Proposal with respect to Monster has been publicly announced, disclosed or otherwise communicated to the Monster Board of Directors and (C) within twelve (12) months after the date of such termination, Monster enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Monster shall pay to Innovate, within two (2) Business Days after the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or the consummation of a Subsequent Transaction, a nonrefundable fee in an amount of $250,000 (the “Innovate Termination Fee”), in addition to any amount payable to Innovate pursuant to Section 9.3(d).

(ii) If (A) this Agreement is terminated by Monster pursuant to Section 9.1(d), (B) at any time before the date of termination an Acquisition Proposal with respect to Innovate has been publicly announced, disclosed or otherwise communicated to the Innovate Board of Directors, and (C) within twelve (12) months after the date of such termination, Innovate enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Innovate shall pay to Monster, within two (2) Business Days after the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction, a nonrefundable fee in an amount of $250,000 (the “Monster Termination Fee”), in addition to any amount payable to Monster pursuant to or Section 9.3(d).”

6. The term “Monster Financing” is amended to read in full as follows:

“ “Monster Financing” shall mean the sale and issuance of convertible debt or equity securities of Monster that may be completed by Monster after the date of this Agreement and prior to the Effective Time with the principal purchase of raising capital.”

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

MONSTER DIGITAL, INC.

By:
Name:
Title:

INNOVATE BIOPHARMACEUTICALS, INC.

By
Name:
Title:

MONSTER MERGER SUB, INC.

By:
Name:
Title: